ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

In this Endorsement "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract, which meets the requirements of Section 408(b) of the Code. This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable Sections of this Roth IRA Contract.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [If the Owner of this Roth IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this Roth IRA Contract is an annuity contract that may be used to fund an individual retirement account that meets the requirements of
Section 408(a) and 408A(b) of the Code.]

Your entire interest under this Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

1. ANNUITANT - The following is added at the end of the existing definition:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code.

2. OWNER - The existing definition is replaced by the following:

"Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not available under the Contract. The Owner of this Contract cannot be changed.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [Where the contract is purchased to fund a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.]


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3. REQUIRED MINIMUM DISTRIBUTION PAYMENTS - The following definition is added:

"Required Minimum Distribution Payments," means the payments from or with respect to this Contract which are required by Sections 408(b) and 401(a)(9) of the Code and are discussed in Item 8 of this Endorsement, "Required Minimum Distributions".

PART III - CONTRIBUTIONS AND ALLOCATIONS

4. LIMITS ON CONTRIBUTIONS - The following is added at the end of the existing
Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Item 4 any limits on the type, source or amount of Contributions we will accept. Your ability to make additional Contributions may also be limited as described in an optional Rider to your Roth IRA Contract. Except as otherwise indicated in this Item 4, an optional Rider, or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) "regular" Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) "conversion" rollover contributions from a "traditional" IRA, also referred to as a "non-Roth IRA"; or another source of conversion rollover contributions as described below; or (iv) direct custodian-to custodian transfers from another Roth individual retirement account or another Roth individual annuity contract which meets the requirements of Sections 408 and 408A of the Code.

(a) Regular Roth IRA Contributions; Maximum Permissible Amount. Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a "qualified rollover contribution" or a "recharacterization" as defined below in this Item 4, the total of "regular" Roth IRA contributions to all your Roth IRAs for a taxable year does not exceed the "applicable amount" as defined below in this Item 4, or your "compensation" as defined below in this Item 4, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the "applicable amount" or your "compensation" is referred to as a "regular" Roth IRA contribution. A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "traditional IRA", also referred to as a "non Roth IRA"). Contributions may be limited under paragraph (c) through paragraph (e) of this Item 4 below.


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(b) Regular Roth IRA Contributions; Applicable Amount. The applicable amount is determined under paragraph (b)(i) or (b)(ii) of this Item 4 below:

         (b)(i) If you are under age 50, the applicable amount is $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

         (b)(ii) If you are 50 or older, the applicable amount is $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limits in paragraph (b)(i) and (b)(ii) of this Item 4 above will be adjusted by the Secretary of the Treasury for cost-of-living increases under
Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

         (c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income. If paragraph (c)(i) and/or (c)(ii) of this Item 4 apply, the maximum regular contribution that can be made to all your Roth IRAs for a taxable year is the smaller amount determined under paragraph
         (c)(i) or (c)(ii) of this Item 4.

         (i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph (g) of this Item 4 below) in accordance with the following table:


FILING STATUS     FULL CONTRIBUTION      PHASE-OUT RANGE     NO CONTRIBUTION
-------------     -----------------      ---------------     ----------------
                              Modified AGI

Single or Head    $95,000 or less       Between $95,000      $110,000 or more
of Household                            and $110,000

Joint Return      $150,000 or less      Between $150,00      $160,000 or more
or Qualifying                           and $160,000
Widow(er)

Married -                               Between $0 and       $10,000 or more
Separate Return   $0                    $10,000

     If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.


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         (ii) If you make regular contributions to both Roth and traditional
         IRAs for a taxable year, the maximum regular contribution that can be made to all your Roth IRAs for that taxable year is reduced by the regular contributions made to your traditional IRAs for the taxable year.

     (d) "Qualified Rollover" or "Conversion Rollover" Contribution Modified AGI Limit. A "qualified" rollover contribution is a rollover contribution of a distribution from an IRA that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3) of the Code, does not apply if the rollover contribution is from a traditional IRA. For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Section 402A of the Code, and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Section 402e(c)(8)(B) of the Code.

     Income Limits on Certain Qualified Rollover Contributions: A "conversion rollover" from a traditional IRA (or another eligible retirement plan other than a Roth IRA or a designated Roth account) cannot be made to this Roth IRA Contract if, for the year the amount is distributed from the traditional IRA or other plan, (i) you are married and file a separate return, (ii) you are married and have "Modified Adjusted Gross Income" or "modified AGI" (described in Paragraph (g) of this Item 4 below) in excess of $100,000 or (ii) you are married and together you and your spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the income limits in this paragraph do not apply top qualified rollover contributions.

     (e) SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

     (f) Recharacterization. A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as a regular contribution to this IRA, subject to the limits in paragraph (c) of this Item 4 above.

     (g) Modified AGI. For purposes paragraphs (c) and (d) of this Item 4 above, an individual's modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) of the Code and does not include any amount included in adjusted gross income as a result of a rollover from a traditional IRA (a "conversion rollover").


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     (h) Definition of Compensation for Purposes of Regular Roth IRA
     Contributions. For purposes of paragraph (a) of this Item 4 above, "compensation" is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in
     Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Section 1402 (c)(6) of the Code. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code. If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse's compensation as your own compensation, but only to the extent that your spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a traditional IRA.

     (i) Other temporary rules. (1) An individual eligible to do so may make a repayment of a qualified reservist distribution described in Section 72(t)(2)(G) of the Code during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

     (2) for purposes of determining the applicable amount of a regular Roth IRA contribution in paragraph (b)(i) of this item 4 above, if you were a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Section 219(c)(5)(C) of the Code, then the applicable amount is increased by $3,000. This increase in the applicable amount applies only for the taxable years 2007, 2008 and 2009. If you make a larger regular contribution under this provision, you cannot make age 50 or older contributions under paragraph (b)(ii) of this Item 4 for the same taxable year.

PART VI - PAYMENT UPON DEATH

5.   BENEFICIARY:

The following sentence is added at the end of the third paragraph of the existing Section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as


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


described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

6. PAYMENT UPON DEATH The following is added at the end of the existing Section:

Payment upon death is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code. See Item 8 of this Endorsement, "Annuity Benefits and Required Minimum Distributions".

Under either of the following two alternative circumstances, a Death Benefit payable as described in this Item 6 will not be distributed at your death before a supplementary contract has been issued and the coverage under this Contract will continue as described in paragraphs (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit as described in a Rider to your Roth IRA Contract.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item 6 "you" refers to the Annuitant.]

(1) If you are married at the time of your death, and the only person named as your Beneficiary is your surviving spouse, and your surviving spouse elects the "Spousal Continuation" option under your Contract, then no Death Benefit will become payable until after your surviving spouse's death.

(2) If the "Beneficiary Continuation Option" described in Item 7 of this Endorsement is in effect.

     Terms Applicable to Spousal Continuation

The spouse who elects to continue the Contract may not make any Contributions to the Contract. To elect Spousal Continuation your surviving spouse must be Age [85] or younger at the date of your death. Such election shall be made no later than the Payment Transaction Date.

Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section, "Payment Upon Death", to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. If your surviving spouse elects to continue the Contract no additional Contributions to the Contract may be made.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]


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


[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item 6 "you" refers to the Annuitant and your spouse can be named successor Annuitant.]

Effect of Divorce on Required Payments at Death

If the Contract is issued as a Joint Life Contract, you and your spouse named as Successor Owner subsequently divorce, and the Contract is not split, then the following applies on your death before a supplementary contract has been issued. (On your death after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.)

         Payments will be made to the surviving Successor Owner, not the Beneficiary, in accordance with Item 8 of this Endorsement, "Minimum Distribution Rules - Required Payments After Death."

         The surviving Successor Owner may elect the Beneficiary Continuation Option described in Item 7 of this Endorsement.

         If the surviving Successor Owner elects to take distribution of the entire interest in the Contract by the end of the calendar year containing the fifth anniversary of your death, in accordance with paragraph (b)(3) of Item 8, then he/she has the option to terminate the Guaranteed Withdrawal Benefit For Life Benefit on written request to us.

If the former spouse named as the Successor Owner is the first to die, there is no effect on the payments.

The following Section is added at the end of Part VI:

7.   BENEFICIARY CONTINUATION OPTION.

Except as otherwise provided herein, this Item 7 will apply only if you die before a supplementary contract has been issued and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Item 7 does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the Death Benefit described in the "Payment Upon Death" Section of this Contract is payable to the Beneficiary.

This Item 7 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust"



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


described in Treasury Regulation Section, 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the "Beneficiary" Section of the Contract the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Item 7 applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to Item 7 under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Contract, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the "Payment Upon Death" Section of this Contract.

     a. Each Continuation Beneficiary will automatically become the Owner as defined in this Contract with respect to that Continuation Beneficiary's portion of the interest in this Contract. If you have specifically elected under Item 5 of this Endorsement that we not separately account for each Beneficiary's portion of the interest in this Contract, the oldest Continuation Beneficiary will be the individual used as the measuring life for calculating payments for purposes of calculating the Required Minimum Distribution payments in
         Item 8 of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit, and the Continuation Beneficiary's share of the interest in this Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in this Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to this Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Contract will be made in accordance with requirements described in Item 8 (Minimum Distribution Rules-Required Payments After Death).


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


     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.

     g. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 8 (Minimum Distribution Rules-Required Payments After Death).

     h. The Continuation Beneficiary may not assign his/her share of the interest in this Contract. This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

PART VII - ANNUITY BENEFITS IS CHANGED TO "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS".

The following Section is added at the end of Part VII of the Contract:

8. REQUIRED MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

No amount is required to be distributed prior to your death.

     (a) Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the Regulations thereunder, the provisions of which are herein incorporated by reference.

         Prior to the date that this Contract is annuitized, distribution of your interest in this Contract (as determined under paragraph (c) of this Item 8) must satisfy the requirements of Code Section 408(a)(6), as modified by Section 408A(c)(5) of the Code, and the Regulations thereunder.

     (b) Upon your death your entire interest in this Contract will be distributed at least as rapidly as follows:


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


         (1) If the designated Beneficiary is someone other than your surviving spouse, as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to the distribution of your entire interest, in accordance with paragraph (b)(3) of this Item 8 below.

         (2) If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over your surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 8 below. If your surviving spouse dies before these required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over the remaining life expectancy of your surviving spouse's designated Beneficiary, determined using such beneficiary's age as of his or her birthday in the year following the death of your surviving spouse. In the alternative, your surviving spouse's designated beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 8 below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under the Contract.

         (3) If there is no individual designated as Beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this
                  Item 8 above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of your surviving spouse's death before distributions are required to begin under paragraph (b)(2) of this Item 8 above).

         (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to your surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your surviving spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 8 and reduced by 1 for each subsequent year.


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


     (c) Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits that will be provided under this Roth IRA Contract, such as survivor benefits in excess of the dollar amount credited.

     (d) For purposes of paragraph (b)(2) of this Item 8 above, required distributions are considered to commence on the date distributions are required to begin to your surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation thereto, then required distributions are considered to commence on the annuity starting date.

     (e) If the designated beneficiary is your surviving spouse, and the "Spousal Continuation" option described above in Item 6 is elected, or if this Contract is issued as a Joint Life Contract, and the Successor Owner named in this Contract is also your spouse at death, distribution of your interest need not be made until after your surviving spouse's death.

PART VIII - CHARGES

9. WITHDRAWAL CHARGES - The following is added at the end of the existing
Section:

We reserve the right to waive the contingent Withdrawal Charge on the Required Minimum Distribution payments.


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


PART IX - GENERAL PROVISIONS

10. STATUTORY COMPLIANCE - The following is added at the end of the existing
Section:

If this Contract fails to qualify as an individual retirement annuity under
Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) and 408A(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

11. REPORTS AND NOTICES - The following is added at the end of the existing
Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

12. ASSIGNMENTS AND TRANSFERABILITY - The existing Section is replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for an obligation.


AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron              /s/ Karen Field Hazin,
--------------------------              ----------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer    Secretary and Associate General Counsel



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